UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Civeo Corporation

(Name of registrant as specified in its charter)

(Name(s) of person(s) filing proxy statement, if other than the registrant)

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CIVEO CORPORATION

Three Allen Center

333 Clay Street, Suite 4980

Houston, Texas 77002

SUPPLEMENT TO PROXY STATEMENT FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2018

April 26, 2018

On April 3, 2018, Civeo Corporation, a British Columbia, Canada limited company (“Civeo”), filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with its 2018 annual general meeting of shareholders (the “annual general meeting”) to be held on May 10, 2018 at 9:00 a.m., local time, at the Doubletree Houston at 400 Dallas Street, Houston, Texas 77002. As previously disclosed in the Proxy Statement, the record date for determining Civeo’s shareholders entitled to vote at the annual general meeting has been fixed as the close of business, U.S. Eastern Time, on March 21, 2018. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.

Proposal 4 (the “EPP Proposal”) in the Notice of Annual General Meeting and the Proxy Statement requests that Civeo’s shareholders approve an amendment of the 2014 Equity Participation Plan of Civeo Corporation (the “EPP”) to increase the number of shares available for issuance thereunder by 8,300,000 shares, subject to adjustment in accordance with the terms of the EPP. After making the Proxy Statement available to shareholders, Civeo was informed by Institutional Shareholder Services (“ISS”) that the EPP Proposal had received an unfavorable recommendation by ISS. On April 26, 2018, after consideration of the ISS recommendation, Civeo’s board of directors approved a revision to the proposed amendment of the EPP whereby the increase in the number of shares reserved for issuance under the EPP was reduced from 8,300,000 shares to 4,700,000 shares. As a result, the proposed amendment of the EPP increases the number of shares which may be issued thereunder from 14,000,000 to 18,700,000. In all other respects the terms of the EPP Proposal and the EPP remain unchanged. If the amended EPP Proposal is approved, the EPP will be amended effective as of the date of the annual general meeting.

As of March 21, 2018, shares available for future grant under the EPP totaled 4.1 million and would total 8.8 million if the amended EPP Proposal is approved by the shareholders. As of March 21, 2018, there were approximately 134,907,213 Civeo common shares outstanding. The potential share dilution from the 4,700,000 additional common shares to be reserved for issuance under the amendment to the EPP, for which shareholder approval is being requested, is 3.5% of Civeo’s outstanding common shares as of March 21, 2018. If the amendment to the EPP is approved, Civeo’s total potential share dilution would increase from 6.5% of Civeo’s outstanding common shares as of March 21, 2018 to 9.4%. After giving effect to the issuance of 32.8 million common shares in the acquisition of Noralta Lodge Ltd. on April 2, 2018, such potential share dilution would be 7.7%.

Our directors have an interest in and may benefit from the adoption of this proposal because they are eligible to receive awards under the EPP.

Civeo’s board of directors continues to recommend that you vote “FOR” the amended EPP Proposal.

As owners of Civeo, your vote is important. Whether or not you are able to attend the annual general meeting in person, it is important that your shares be represented. If you have not already voted your shares, we encourage you to do so. If you have already voted your shares and do not wish to change your vote, you do not need to submit a new proxy card and no further action is necessary. Any vote “FOR,” “AGAINST” or “ABSTAIN” made by the deadlines specified for voting in the Proxy Statement will be counted, respectively, as a vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the amended EPP Proposal as described above and in the Proxy Statement. If you have already voted your shares and would like to change your vote on any matter, you can revoke your proxy before it is voted at the annual general meeting by (i) filing a written revocation with the Secretary prior to the voting of such proxy; (ii) giving a duly executed proxy bearing a later date; or (iii) attending the annual general meeting and voting in person. Your attendance at the annual general meeting will not itself revoke your proxy. If you have instructed a broker to vote your shares, you must follow the procedure provided by your broker to change those instructions. For specific information regarding the voting of your shares, please refer to the section entitled “General Information About the Annual General Meeting” beginning on page 2 of the Proxy Statement.

This Supplement is being released on or about April 26, 2018, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING TO BE HELD ON MAY 10, 2018: A COPY OF THE PROXY STATEMENT, THIS SUPPLEMENT, THE PROXY VOTING CARD AND THE CIVEO 2017 ANNUAL REPORT ARE AVAILABLE AT WWW.INVESTORVOTE.COM.